Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325, 33-64852, 33-47454, 33-81430, 33-92288, and 33-101371) and in the registration statements on Forms S-3 (Nos. 33-6116, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843, 33-50393, 333-52861, 333-67313, 333-78525, and 333-75520) of UQM Technologies, Inc. of our report dated May 19, 2004 relating to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of UQM Technologies, Inc. and subsidiaries for the year ended March 31, 2004, which report appears in the March 31, 2006 Annual Report on Form 10-K of UQM Technologies, Inc.

/s/ KPMG LLP

Denver, Colorado

June 7, 2006